Exhibit 99.1

Press / Investor Contact:

Gene Biotherapeutics Inc.

Tel: (858) 414.1477

Email: InvestorRelations@GeneBiotherapeutics.com

TAXUS CARDIUM ANNOUNCES NAME

CHANGE TO GENE BIOTHERAPEUTICS

SAN DIEGO, CA – January 8, 2018 – Taxus Cardium Pharmaceuticals Group (Trading Symbol: CRXM) today announced plans to affect a name change from Taxus Cardium Pharmaceuticals Group Inc. to Gene Biotherapeutics Inc.

The name change reflects the Company’s plan to exclusively focus on the late-stage clinical research and commercialization of gene-based biotherapeutics for niche markets in the oncology and cardiology spaces for patients with unmet medical needs. Gene Biotherapeutics is actively pursuing the acquisition of clinical development and commercialization rights to new and innovative, late-stage, DNA-based product opportunities focused on multiple forms of cancer to leverage the company’s established and validated adenovector-based technology platform and deep experience in the clinical advancement and commercialization of gene therapy product candidates.

Previously, the Company established Angionetics Inc., an 85% majority-owned subsidiary, to lead Gene Biotherapeutics’ cardiovascular clinical research and commercialization activities.  Angionetics is currently focused on independent financings to support advancement of the FDA-cleared, Generx AFFIRM Phase 3 clinical study of patients with refractory angina (myocardial ischemia) due to advanced coronary artery disease. There are an estimated 1.0 million patients with refractory angina in the United States. Gene Biotherapeutics’ plan to advance forward to establish Angionetics as an independent company remains unchanged. As previously reported, Gene Biotherapeutics expects to retain a substantial long-term equity investment in Angionetics following completion of the planned external financings. For more information about the Generx AFFIRM Phase 3 clinical study visit www.MyRefractoryAngina.com.

Angionetics is also considering the initiation of multiple Phase 2 clinical studies to evaluate the Generx angiogenic gene therapy product candidate as a treatment for patients with Cardiac Syndrome X (microvascular dysfunction) and certain forms of congestive heart failure, including ischemic cardiomyopathy.

Angionetics’ Generx [Ad5FGF-4] is a first in class, disease altering, one-time administered, late-stage, angiogenic gene therapy product candidate which has been biologically engineered to enhance blood flow (perfusion) in ischemic regions of the heart by leveraging cardiac plasticity to promote the natural formation and growth of microvascular coronary structures (collateral vessels). This is achieved by stimulating and augmenting the heart’s innate natural capacity to modulate the enlargement of pre-existing collateral arterioles (arteriogenesis), and to form new capillary vessels (angiogenesis) in select ischemic regions downstream from large coronary arteries.

Angionetics is being uniquely positioned to become a leading molecular interventional cardiology company, and is seeking to develop a portfolio of new and innovative, single-treatment, gene-based, catheter-administered therapeutic products focused on the biologic modulation of cardiac conductivity, contraction and angiogenic revascularization to address the global unmet medical needs of millions of patients with multiple forms of heart disease. Consistent with Angionetics’ business strategy, the company is currently considering the acquisition of several early-stage gene therapy product candidates.  To learn more about Angionetics visit www.angionetics.com.

As previously reported, Gene Biotherapeutics further plans to monetize its FDA-cleared, U.S.-patented, Excellagen, a highly-purified, aseptically-manufactured, fibrillar bovine collagen [2.6%] flowable dermal matrix for the treatment of diabetic neuropathic lower extremity ulcers, pressure and venous ulcers as well as other wound healing applications.  Excellagen has demonstrated its medical utility as a delivery platform for stem cells, and also carries the potential as a topical dermal delivery vehicle for small molecule drugs, peptides, proteins, and exosomes.   Excellagen® has been designated as a skin substitute (bearing a unique product Q Code), in accordance with the standards established by the U.S. Centers for Medicare and Medicaid Services (CMS). For more information about Excellagen, visit https://www.youtube.com/watch?v=D2GYCYc_8JE.

As of December 31, 2017, approximately 14.3 million shares of Gene Biotherapeutics Common Stock were issued and outstanding, and approximately 4.6 million additional shares of Common Stock have been reserved for future issuance upon the conversion of the Series A Convertible Preferred Stock.

Cautionary Note on Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's product candidate Generx [Ad5FGF-4]. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements.  To advance forward with the plans set forth herein, Gene Biotherapeutics will be required to raise significant capital, and there can be no assurances that the Company will secure an adequate level of funding to support the current pre-clinical and clinical development plans and activities and as well as the commercialization of the product and product candidates described in this press release.  For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Gene Biotherapeutics undertakes no duty to update this information unless required by law.

Copyright 2018 Gene Biotherapeutics Inc.  All rights reserved.

For Terms of Use Privacy Policy, please visit www.taxuscardium.com.